As filed with the Securities and Exchange Commission on May 19, 2017

United States
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
_______________

form s-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRANDYWINE REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation or Organization)
23-2413352
(I.R.S. Employer Identification No.)
555 East Lancaster Avenue, Suite 100 Radnor, Pennsylvania 19087
(Address of Principal Executive Offices)
19462
(Zip Code)

AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Gerard H. Sweeney

President and Chief Executive Officer

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087
(Name and Address of Agent for Service)

(610) 325-5600

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Michael H. Friedman, Esq.
Pepper Hamilton llp
3000 Two Logan Square
Philadelphia, Pennsylvania  19103-2799
(215) 981-4000
_______________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Shares of Beneficial Interest, par value $.01 per share	2,663,886	$17.06	$45,445,895	$5,268
(1)

Represents an additional 2,663,886 common shares of beneficial interest, par value $.01 per share (“Common Shares”), of Brandywine Realty Trust issuable under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that become issuable under the Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Shares as reported by the New York Stock Exchange on May 16, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 2,663,886 Common Shares of  Brandywine Realty Trust (the “Registrant”) pursuant to the Plan.  The contents of the Registrant’s Registration Statements on Form S-8 related to the Plan (Nos. 333-167266, 333-142754, 333-125311, 333-52957 and 333-28427) (together, the “Prior Registration Statements”), as previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), as updated by the information set forth below, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

All information required to be set forth herein which is not contained herein or in the Exhibits hereto is contained in the Prior Registration Statements.  In addition, the Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including all material incorporated by reference therein.
(b)	the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017.
(c)	the Current Reports on Form 8-K filed on January 10, 2017, February 7, 2017, February 23, 2017, March 7, 2017, March 10, 2017, March 20, 2017, April 5, 2017, April 11, 2017, and May 19, 2017.
(d)

the description of the Registrant’s Common Shares contained in the Registration Statements on Form 8-A of the Registrant filed on October 14, 1997, December 29, 2003, February 5, 2004 and April 6, 2012.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6.    Indemnification of Directors and Officers.

Maryland statutory law governing real estate investment trusts formed under Maryland law (the “Maryland REIT Law”) permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Registrant’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law.  In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Registrant’s Bylaws require the Registrant to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.

In addition, the Registrant’s Bylaws require the Registrant to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met.  The Bylaws also (1) permit the Registrant, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served the Registrant’s predecessor in such capacity, and to any of the Registrant’s employees or agents of its predecessor; (2) provide that any indemnification or payment or reimbursement of the expenses permitted by our Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations; and (3) permit the Registrant to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Item 8.Exhibits.

Exhibit Number	Description
3.1.1

Amended and Restated Declaration of Trust of Brandywine Realty Trust (amended and restated as of May 12, 1997) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated June 9, 1997 and incorporated herein by reference).

3.1.2

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (September 4, 1997) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated September 10, 1997 and incorporated herein by reference).

3.1.3

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated June 3, 1998 and incorporated herein by reference).

3.1.4

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (March 19, 1999) (previously filed as an exhibit to the Registrant’s Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

3.1.5

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (October 3, 2005) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated October 4, 2005 and incorporated herein by reference).

3.1.6	Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Form 8-K filed on May 21, 2014 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Form 8-K dated May 27, 2016 and incorporated herein by reference).

Exhibit Number	Description
5.1	Opinion of Pepper Hamilton LLP.*
23.1	Consent of PricewaterhouseCoopers LLP relating to financial statements of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. *
23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained in the signature page hereto).
99.1

Amended and Restated 1997 Long-Term Incentive Plan (as amended and restated on May 18, 2017) (previously filed as Annex A to the Registrant’s definitive Proxy Statement on Schedule 14A filed on April 4, 2017 and incorporated herein by reference)

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 19, 2017.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Gerard H. Sweeney and Thomas E. Wirth as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title(s)	Date
/s/ Michael J. Joyce	Chairman of the Board of Trustees	May 18, 2017
Michael J. Joyce
/s/ Gerard H. Sweeney	President, Chief Executive Officer and Trustee (Principal Executive Officer)	May 18, 2017
Gerard H. Sweeney
/s/ Thomas E. Wirth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2017
Thomas E. Wirth

/s/ Daniel Palazzo	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 18, 2017
Daniel Palazzo
/s/ Carol G. Carroll	Trustee	May 18, 2017
Carol G. Carroll
/s/ James C Diggs	Trustee	May 18, 2017
James C. Diggs
/s/ Wyche Fowler	Trustee	May 18, 2017
Wyche Fowler
/s/ H. Richard Haverstick, Jr.	Trustee	May 18, 2017
H. Richard Haverstick, Jr.
/s/ Anthony A. Nichols, Sr.	Trustee	May 18, 2017
Anthony A. Nichols, Sr.
/s/ Charles P. Pizzi	Trustee	May 18, 2017
Charles P. Pizzi

EXHIBIT INDEX

Exhibit Number	Description
3.1.1

Amended and Restated Declaration of Trust of Brandywine Realty Trust (amended and restated as of May 12, 1997) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated June 9, 1997 and incorporated herein by reference).

3.1.2

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (September 4, 1997) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated September 10, 1997 and incorporated herein by reference).

3.1.3

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated June 3, 1998 and incorporated herein by reference).

3.1.4

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (March 19, 1999) (previously filed as an exhibit to the Registrant’s Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

3.1.5

Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (October 3, 2005) (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated October 4, 2005 and incorporated herein by reference).

3.1.6	Articles of Amendment to Declaration of Trust of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Form 8-K filed on May 21, 2014 and incorporated herein by reference)
3.2	Amended and Restated Bylaws of Brandywine Realty Trust (previously filed as an exhibit to the Registrant’s Form 8-K dated May 27, 2016 and incorporated herein by reference)
5.1	Opinion of Pepper Hamilton LLP.[2]
23.1	Consent of PricewaterhouseCoopers LLP relating to financial statements of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. *
23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained in the signature page hereto).

[1]	Filed herewith.

Exhibit Number	Description
99.1

Amended and Restated 1997 Long-Term Incentive Plan (as amended and restated on May 18, 2017) (previously filed as Annex A to the Registrant’s definitive Proxy

Statement on Schedule 14A filed on April 4, 2017 and incorporated herein by reference)